CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LICENSE, DEVELOPMENT, AND COMMERCIALIZATION AGREEMENT

between

JANSSEN SCIENCES IRELAND UC

and

PROVENTION BIO, INC.

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LICENSE, DEVELOPMENT, AND COMMERCIALIZATION AGREEMENT

This license, development, and commercialization agreement is effective as of the last date of execution by the parties hereto (“Effective Date”) and is between Janssen Sciences Ireland UC, a company organized under the laws of Ireland, having offices at EastGate Village, EastGate, Little Island, Co, Cork, Ireland (“Licensor”) and Provention Bio, Inc., a Delaware company with its principal offices at 110 Old Driftway Lane, Lebanon, New Jersey 08833 (“Licensee” or “Provention”).

BACKGROUND

Licensor owns and controls materials and technology related to anti-TLR3 antibody.

Licensee is interested in developing a pharmaceutical product using anti-TLR3 antibody.

Licensor desires to transfer its materials and license its technology to Licensee, and Licensee desires to receive Licensor’s materials and obtain the license from Licensor

The parties therefore agree as follows:

Article 1
DEFINITIONS

1.1       “1st Indication” or “First Indication” means any indication listed under the header “INDICATIONS AND USAGE” of a Product’s approved label upon Regulatory Approval for the Product by a Regulatory Authority, including any patient group, population or subpopulation, including but not limited to an indication for treatment in the Field.

1.2       “2nd Indication” or “Second Indication” means any disease or condition listed under the header “INDICATIONS AND USAGE” of a Product’s approved label upon Regulatory Approval for the Product by a Regulatory Authority other than the First Indication.

1.3       “Active Development” means that at any given time Licensee, Sublicensee, or delegated party shall be diligently engaging in one or more of the following Development activities for the lead. Licensed Product it has selected to Develop: formulation development, study/protocol design activity, awaiting protocol approval from the applicable institutional review board or FDA, patient recruitment, patient treatment, data analysis, report writing for any clinical trial, regulatory file(s) being drafted or pending, pricing or marketing approvals pending, manufacturing investment work, synthetic process development, drug synthesis, packaging development, manufacturing scale-up and validation, preclinical or in vitro characterization and go/no go decision awaited from a formal research and development committee within Licensee to initiate any of the preceding activities

1.4       “Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under direct or indirect common control with, such person. For purposes of this Section 1.4, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Control of any person by another person shall be presumed if fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest of the first person are owned, controlled or held, directly or indirectly, by the other person, or by an Affiliate of the other person. A person, for the purpose of this definition, means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

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1.5       “Agreement” means this agreement, including its schedules and Appendices, as the same may be amended from time to time.

1.6       “Benchmark Data” shall mean data owned or controlled by Licensor as of the Effective Date, including any improvements or enhancements developed over the period during which the Study is being conducted, relating to Products, including: i) ulcerative colitis imaging (e.g., endoscopy), intestinal biopsy tissue and blood biomarkers (e.g., mRNA expression profiles, disease signature and TLR3 signature); and ii) pharmacodynamic (PD) markers for JNJ-42915925 (e.g., ex-vivo blood PD assay and results) in healthy volunteers, atopic subjects and asthmatic patients.

1.7       “BLA” means a biologics license application, or similar application, submitted to a Regulatory Authority.

1.8       “Calendar Quarter” means a calendar quarter during any Calendar Year based on the J&J Universal Calendar for that year consistent with the J&J Universal Calendar used for Janssen’s internal business purposes; provided, however that the last Calendar Quarter under this agreement will extend from the first day of such Calendar Quarter until the effective date of the termination or expiration of this agreement.

1.9       “Calendar Year” means a calendar year during the term of this agreement based on the J&J Universal Calendar for that year consistent with the J&J Universal Calendar used for Janssen’s internal business purposes; provided, however that the last Calendar Year under this agreement shall extend from the first day of such Calendar Year until the effective date of the termination or expiration of this agreement.

1.10       “Change of Control” means a transaction or series of related transactions that result in (a) the holders of outstanding voting securities of a Party immediately prior to such transaction ceasing to represent at least fifty percent (50%) of the combined outstanding voting power of the surviving entity immediately after such transaction; (b) any Third Party (other than a trustee or other fiduciary holding securities under an employee benefit plan) becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of a Party; or (c) a sale or other disposition to a Third Party of all or substantially all of a Party’s assets or business.

1.11       “Clinical Trial” means any research study of a therapeutic product with human subjects designed to provide specific data to determine either or both the safety and efficacy of such product.

1.12       “Combination Product” means (i) a Product that contains at least one Compound and at least one additional therapeutically active ingredient that is not a Compound, or (ii) a product consisting of one or more separate drugs, devices, tests, kits or biological products and sold together with a Product containing or consisting of a Compound (alone or with other active ingredients) in a single package or as a unit.

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1.13       “Commercialize” or “Commercialization” means any action directed to marketing, promoting, distributing, importing or selling a pharmaceutical product, obtaining pricing or reimbursement approvals for that product and Clinical Trials of a Product conducted after Regulatory Approval for that Product, including label expansion, pricing/reimbursement, epidemiological, modeling and pharmacoeconomic, voluntary post-marketing surveillance and health economics studies.

1.14       “Compound” shall mean Licensor’s experimental compound designated as JNJ-42915925 and any fragments, back-up molecules, related compounds, combinations, precursors, conjugates, derivatives, and other potential modifications thereof.

1.15       “Control” or “Controlled” means possession of the ability to grant a license or sublicense of Patents, know-how or other intangible rights as provided for herein without violating the terms of any contract or other arrangements with any Third Party.

1.16       “Development” or “Develop” means preclinical and clinical drug development activities, including, among other things: test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, clinical studies and regulatory affairs, product approval and registration. For the purposes of this Agreement, Development shall include, without limitation, Pre-Phase I, Phase I, Phase II, Phase III, Phase IIIB and Phase IV Clinical Trials. When used as a verb, “Develop” means to engage in Development.

1.17       “Dollars” means the legal currency of the United States.

1.18       “EMA” means the European Medicines Agency or any successor agency that is responsible for reviewing applications seeking approval for the sale of pharmaceuticals in the European Union.

1.19       “Effective Date” means the date of this Agreement as set forth above.

1.20       “European Commission” means the European Commission or any successor agency that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the EU.

1.21       “European Union” or “EU” means the countries of the European Union, as the European Union is constituted as of the Effective Date and as it may be modified from time to time.

1.22       “FDA” means the United States Food and Drug Administration or any successor agency.

1.23       “Field” means the diagnosis, treatment, palliation, amelioration or prevention of disease in humans or animals.

1.24       “First Commercial Sale” means, with respect to any Licensed Product, the first arm’s length sale of such Product to a Third Party in a country of the Territory by a Party, its Affiliate(s), or Sublicensee(s) for use or consumption in such country following Regulatory Approval. Sales prior to receipt of marketing and pricing approvals, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales” and any sales to any government, foreign or domestic, including purchases for immediate sale and/or stockpiling purposes, are not a First Commercial Sale in that country.

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1.25       “Improvements” means any modifications of a Licensed Product described in the Licensed Patent, provided such modification, if unlicensed, would infringe one or more claims of the Licensed Patents.

1.26       “IND” means an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. §312.3, as amended from time to time, or its equivalent in any country. For purposes of this part, “IND” is synonymous with “Notice of Claim Investigational Exemption for a New Drug” and “FDA” means the Food and Drug Administration.

1.27       “Indication” means a recognized disease or condition as identified in an NDA or BLA for a Licensed Product.

1.28       “Information” means all information including, but not limited to, Benchmark Data, screens, models, inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales, manufacturing secrets and procedures, secret processes, reports, plans, designs, prototypes, test results, working drawings, methods including testing methods, formulas, recipes, material and performance specifications and current accumulated experience acquired as a result of technical research or otherwise, and patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection) and methods as each of the foregoing relate to the Licensed Product and is Controlled by a Party or its Affiliates.

1.29       “Know-How” means all Information, including but not limited to, manufacturing secrets and procedures.

1.30       “Licensed Product” means any Product or Combination Product that the sale, manufacture, importation, or use, but for the license granted herein, would directly infringe, or contribute to or induce the infringement of a Valid Claim of a Licensor Patent.

1.31       “Licensor Know-How” means Information that (a) Licensor discloses to Licensee under this Agreement or under a separate confidentiality agreement between the Parties, (b) is within the Control of Licensor during the Term of the Agreement and (c) and that is not generally known to the public at the time it is disclosed to Licensee or its Affiliates.

1.32       “Licensor Patent” means the patents in the list appended hereto as APPENDIX 1: LICENSOR PATENTS. Upon Licensee’s request, the Licensor Patents Appendix will be updated by Licensor to reflect changes due to prosecution during the course of this Agreement and additional Licensor Patents Controlled during the Term. In the event that any Patent Controlled by Licensor as of the date hereof that claims priority from the Priority Patent was inadvertently omitted from APPENDIX 1: LICENSOR PATENTS, this Agreement shall be deemed to be amended to include such omitted Patent.

1.33       “MAA” means a marketing authorization application, or similar application: (a) submitted to the EMA in the European Union; or (b) submitted to a Regulatory Authority in the United Kingdom in the event the United Kingdom ceases to be subject to the jurisdiction of the EMA, for instance as a consequence of its exit from the European Union.

1.34       “MAA Approval” means (i) receipt of regulatory approval for a Product for the relevant indication in at least one of France, Germany, Italy, Spain, and United Kingdom, and (ii) if required for marketing, receipt of pricing/reimbursement approval for such Product for such indication in such country

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1.35       “Major Market Country” means the United States, Japan, and any country in the EU.

1.36       “Manufacturing Cost” means a supplier’s reasonable and necessary internal and third party costs incurred in manufacturing or acquisition of product, determined in accordance with supplier’s standard cost accounting policies that are in accordance with U.S. generally accepted accounting principles and consistently applied across supplier’s manufacturing network to other products that supplier manufactures.

1.37       “MHLW” means Japan’s Ministry of Health, Labor and Welfare, or any successor government agency that is responsible for approving the sale of pharmaceuticals in Japan.

1.38       “NDA” means a new drug application filed pursuant to 21 U.S.C. Section 505(b)(1), as amended from time to time, or equivalent submissions with similar requirements in other countries including all documents, data and other information concerning a Licensed Product which are necessary for or included in, FDA approval to market a Licensed Product and all supplements and amendments, including supplemental new drug applications, that may be filed with respect to the foregoing as more fully defined in 21 C.F.R. §314.50 et. seq., as amended from time to time, or equivalent submissions with similar requirements in other countries.

1.39       “Net Sales” means the gross amount invoiced by the Licensee or its Related Parties in arms-length sales of a Licensed Product in the Field to a Third Party, less the following customary and commercially reasonable deductions, determined in accordance with U.S. generally accepted accounting principles and internal policies and actually taken, paid, accrued, allocated, or allowed based on good faith estimates:

(a)       trade, cash and/or quantity discounts, allowances, and credits, excluding commissions for Commercialization;

(b)       excise taxes, use taxes, tariffs, sales taxes and customs duties, and/or other government charges imposed on the sale of Product (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;

(c)       compulsory or negotiated payments and cash rebates or other expenditures to governmental authorities (or designated beneficiaries thereof) in the context of any national or local health insurance programs or similar programs; including, but not limited to, pay-for-performance agreements, risk sharing agreements as well as government levied fees as a result of the Affordable Care Act (in the latter case, whether or not treated as a gross to net adjustment for GAAP accounting purposes);

(d)       rebates, chargebacks, administrative fees, and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, governmental authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the Product;

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(e)       outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice price;

(f)       retroactive price reductions, credits or allowances actually granted upon claims, rejections or returns of Product, including for recalls or damaged or expired goods, billing errors and reserves for returns;

(g)       any invoiced amounts which are not collected by the selling party or its Affiliates, including bad debts; and

(h)       any deductions in the context of payments that are due or collected significantly after invoice issuance.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable by the licensee and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on the Licensee and its Related Parties’ reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Licensed Product and other products, if applicable, of the Licensee and its Related Parties such that Licensed Product does not bear a disproportionate portion of such deductions.

The following provisions shall also apply to Net Sales:

(i)	Sales of Licensed Product by and between a licensee and its Affiliates and sublicensees are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes.

(ii)	Sales of Product for the use in conducting clinical trials or other scientific testing of Licensed Product in a country shall be excluded from Net Sales calculations for all purposes.

(Iii)	Compassionate and named patient sales or sales on an Affordable Basis shall be excluded from Net Sales calculations for all purposes. “Affordable Basis” shall mean making a product available to patients at lowest cost possible. For clarification, Affordable Basis is satisfied if a Party sells such product for no more than the cost of goods Sold plus an additional percentage that is required to cover the costs and expenses of such Party’s Commercialization and logistics activities with respect to such product in the applicable country. In determining Affordable Basis, the Parties recognize that, to the extent that a Party engages a Third Party in the Commercialization of a product on an Affordable Basis, such Third Party shall be entitled to a reasonable profit margin, as customary in the generic drug industry for such country; provided that the applicable Party uses Commercially reasonable efforts to minimize such Third Party profits.

(iv)	Any disposition of the Product as free samples, donations, patient assistance, test marketing programs or other similar programs or studies, shall be excluded from Net Sales calculations for all purposes.

In the case of any sale that is not invoiced, Net Sales are calculated at the time of transfer of title of the Product based on the gross selling price in that transaction. In the case of any sale or disposal for value other than in an arms-length transaction exclusively for money, such as barter or counter trade, Net Sales are calculated as above on the value of the consideration received or the fair market value (if higher) of the Product in the country of sale or disposal.

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In the event that any Licensed Product is sold in the form of Combination Products containing one or more other products, where all products in such Combination Product are sold separately, Net Sales for such Combination Products will be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/(A+B) where A is the invoice price of the Product if sold separately, and B is the total invoice price of any other product or products in the combination if sold separately. To the extent that one or more of the products, including the Product, in any Combination Product are not sold separately, the following provisions shall apply:

(1)	If the Licensed Product contained in the Combination Product is sold separately, but none of the other products included in such Combination Product are sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product as determined under the first paragraph of this Section 1.39, by the fraction A/C, where A is the net invoice price of such Product component as sold separately in such country, and C is the net invoice price of the Combination Product in such country.

(2)	If the Licensed Product component of the Combination Product is not sold separately, but the other product(s) included in the Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.39, by the fraction (C-D)/C, where C is the net invoice price of the Combination Product, and D is the sum of the net invoice prices charged for the other product(s) in the Combination Product.

(3)	If none of the product(s) included in the Combination Product, including the Licensed Product, are sold separately, or if the Licensed Product is intended to be sold as a fixed dose combination, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Licensed Product portion of the Combination Product and the other product(s) in the Combination Product. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

Net Sales includes sales of a Licensed Product to the U.S. Strategic National Stockpile, or to equivalent governmental agencies in U.S. states or foreign jurisdictions that are intended to act as central repositories of medicines and other therapeutic supplies to be used to safeguard public health and supplement local supplies in the event of potentially catastrophic disease outbreaks, even if such sales occur prior to receipt of marketing and pricing approvals. Notwithstanding anything above to the contrary, such sales to governmental stockpiles will be calculated, for each such sale of Product by the licensee or its Related Parties, at the earlier of the time of delivery to or the invoicing of the applicable governmental agency.

1.40       “Party” means Licensee or Licensor, and “Parties” means Licensee and Licensor.

1.41       “Patents” shall mean all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

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1.42       “Phase II Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(b) that is required for receipt of Regulatory Approval of a Product and which is conducted to evaluate the effectiveness and the appropriate dose range of a Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks.

1.43       “Phase III Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(c) that is required for receipt of Regulatory Approval of a Product and which is conducted after preliminary evidence suggesting effectiveness of the drug has been obtained, and are intended to gather additional information to evaluate the overall benefit-risk relationship of the drug and provide an adequate basis for physician labeling.

1.44       “Phase IV Clinical Trial” means any Clinical Trial to be conducted after a Regulatory Approval which was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval.

1.45       “Pre-Phase I” means that portion of the development program which starts with the selection of a compound for development into a Product or the beginning of toxicological studies relating to such Product. Pre-Phase I includes, but is not limited to, toxicological, pharmacological and any other studies, the results of which are required for filing with an IND, as well as product formulation and manufacturing development necessary to obtain the permission of regulatory authorities to begin and continue subsequent human clinical testing. Toxicology as used in this definition means full-scale toxicology using CGMP material for obtaining approval from a regulatory authority to administer the Product to humans. This toxicology is distinguished from initial dose range finding toxicology, which usually includes a single and repeated dose ranging study in two species with less than half of the animals required by the FDA, an Ames test or a related chromosome test.

1.46       “Priority Patent” means Licensor Patent corresponding to US provisional patent application number 61/109974 filed on 31 October 2008, which is the first filed application of the Licensor Patents and is the application from which all other Licensor Patents claim priority.

1.47       “PoC” means proof-of-concept.

1.48       “PoM” means proof-of-mechanism.

1.49       “Product” means any and all pharmaceutical compositions or preparations (in any and all dosage forms), in final form, containing the Compound as an active ingredient either alone or in combination with one or more other active ingredients (Combination Product).

1.50       “Regulatory Approval” means approval and authorization, by governmental entities, required for marketing and commercial sale of a Product in a country or region, such as an NDA or BLA in the United States, an MAA or BLA in the European Union and a JNDA or BLA in Japan.

1.51       “Regulatory Approval Application” means an application for Regulatory Approval required before Commercial sale or use of a Licensed Product in a regulatory jurisdiction.

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1.52       “Related Party” means each of a Licensee’s Affiliates and permitted Sublicensees.

1.53       “Regulatory Authority” means any applicable government regulatory authority involved in granting Regulatory Approval in the Territory, including the FDA, EMA/European Commission and MHLW.

1.54       “Securities Act” shall mean the Securities Act of 1933, as amended.

1.55       “Sublicensee” shall mean, with respect to a particular Licensed Product, a Third Party to whom Licensee has granted a license or sublicense under any Licensor Know-How or Licensor Patents to make, use or sell such Licensed Product. As used in this Agreement, “Sublicensee” shall also include a Third Party to whom Licensee has granted the right to distribute a Licensed Product.

1.56       “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

1.57       “Term” shall have the meaning ascribed thereto in Section 10.1.

1.58       “Territory” means the entire world.

1.59       “Third Party” means any entity other than Licensor or Licensee and their respective Related Parties.

1.60       “Third Party Know-How” means Information that (a) Licensor Controls but which is owned by a Third Party and (b) and that is not generally known to the public at the time it is disclosed to Licensee or its Affiliates. Agreements between Licensor and Third Parties covering the use of Third Party Know-How consist solely of the Lonza License and the Morphosys License.

1.61       “Third Party License” means a license that Licensor has taken in order to conduct research and development on the Compound and to Commercialize it. Specifically, such Third Party Licenses means exclusively one or both of the following:

(a)       “Lonza License” which means the license Licensor took from Lonza Biologics PLC (“Lonza”) in order to obtain access to the cell line that is used to produce the Compound.

(b)       “Morphosys License” which means the license Licensor took from Morphosys AG (“Morphosys”) in order to have access to Morphosys’ compound libraries which were used to produce the Compound. A copy of the Morphosys License is attached hereto as APPENDIX 5: MORPHOSYS LICENSE.

1.62       “Valid Claim” means: (a) any claim of an issued unexpired patent that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction; (ii) has not been permanently revoked, or held invalid by a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal; (iii) has not been rendered unenforceable through terminal disclaimer or otherwise; and (iv) is not lost through an interference proceeding that is unappealable or unappealed within the time allowed for appeal, or (b) a claim of a pending patent application where such claim has been pending for a period of seven years or less. If a claim of a pending patent application that ceased to be a Valid Claim under this sub-section (b) of this section later issues or grants as a patent within the scope of sub-section (a), then such claim is considered to be a Valid Claim from the date of such issue or grant.

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1.63       Additional Definitions. Each of the following definitions is set forth in the Section of this agreement indicated below:

Definition	Section
Affordable Basis	0
ANDA	8.3(d)
Confidential Information	7.1
HSR Act	14.2(a)
HSR Clearance Date	14.2(b)
HSR Filing	14.2(c)
Licensor Indemnitees	9.1(b)
Losses	9.1(b)
Study	4.2
Transition Services Agreement	5.15.1(a)

Article 2
FINANCING OF PROVENTION/AUTOMATIC TERMINATION

2.1       Financing. The performance of this agreement, including the granting of the licenses under Article 3, is conditional on the occurrence of the following:

(a)       Execution of an agreement(s) for the Qualified Financing of Provention, where “Qualified Financing” shall mean a bona fide equity financing in which Provention closes on at least $25,000,000 of equity financing that complies with the Securities Act or any exemption from registration thereunder.

2.2       Automatic Termination. This agreement, including the licenses granted to Provention under Article 3, shall terminate automatically if the financing requirements of section 2.1 are not achieved prior to, or within ninety (90) days following, the Effective Date; provided that Provention may request Janssen’s approval for a ninety (90) day extension, which approval shall not be unreasonably withheld.

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Article 3
GRANT OF LICENSE RIGHTS

3.1       License for Licensed Products.

(a)       Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license (even as to Licensor) under the Licensor Patents and Licensor Know-How to Develop, make, have made, use, sell, have sold, import, offer to sell and Commercialize Licensed Products and Improvements in the Field, with the right to sublicense. Notwithstanding the foregoing grant, Licensor reserves the right to use all Licensor Patents and Licensor Know-How to the extent necessary to solely fulfill its obligations under this Agreement. In addition, Licensor hereby grants to Licensee a non-exclusive license to any Patents Controlled by Licensor at any point during the Term and not set forth on APPENDIX 1: LICENSOR PATENTS to the extent that Developing, making, having made, using, selling, having sold, importing, offering to sell or Commercializing a product claimed by the Licensor Patents would infringe such other Patents.

(b)       The license granted under Section (a) shall be exclusive for the Term of this Agreement in the Territory and have not been previously been subject to any licensing, assignment or other encumbrance prior to the Effective Date that would contravene Licensee’s right to practice exclusively under the Licensed Patents and Know-How in the Territory.

(c)       Licensee may sublicense its rights to Licensed Product to Sublicensees without Licensor’s prior written approval; provided, however, that any such sublicense occurs pursuant to a written agreement that subjects such Sublicensee to all relevant obligations, restrictions, and limitations in this Agreement. In addition, and notwithstanding the foregoing, Licensee may, without the need for approval by Licensor, distribute Licensed Product through a Third Party, granting any necessary licenses or sublicenses using Third Party distributors. Licensee shall be jointly and severally responsible with its Sublicensees and delegated party for failure by its Sublicensees and delegated party to comply with, and Licensee guarantees the compliance by each of its Sublicensees and delegated party with, all such applicable restrictions and limitations in accordance with the terms and conditions of this Agreement.

(d)       Licensee may extend its rights and perform any or all of its obligations under this Agreement, through its Affiliates.

(e)       Licensee shall not permit any Sublicensees to use Licensor Patents or Licensor Know-How without provisions safeguarding confidentiality which are at least equivalent to those provided in this Agreement and Licensee guarantees the compliance by each of its Sublicensees with all such applicable provisions safeguarding confidentiality in accordance with the terms and conditions of this Agreement.

Article 4
DEVELOPMENT OF LICENSED PRODUCTS

4.1       Licensee’s Right to Select Licensed Products. Licensee shall be solely responsible for and shall have the sole right to Develop the Licensed Product including making all Regulatory Approval Applications and obtaining all Regulatory Approvals throughout the Territory and shall use commercially reasonable efforts to do so. In making any determination regarding such commercially reasonable efforts, the Parties shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment.

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4.2       Licensee, at its own expense, will complete a single Phase IIa Clinical Trial of a Product in ulcerative colitis (the “Study”). The Study design will be agreed upon between Licensor and Licensee and will focus on biomarker-based PoM. The Study will explore clinical PoC without powering the clinical endpoints, and will be designated a PoM/PoC study to indicate that clinical PoC is not expected but may be achieved. The preliminary Study design is outlined in APPENDIX 3: STUDY.

(a)       The Study will commence upon receipt of all information and materials supplied under the Transition Services Agreement, which is defined in Section 5.1(a), below, and shall conclude within 36 months thereafter. Failure to timely initiate and/or conclude the Study shall be grounds for Licensor to terminate the Agreement. The Parties may agree to delay completion of the Study, for instance in the event of circumstances that are outside of Provention’s reasonable commercial control (such as a regulatory hold). Notwithstanding the foregoing, Provention shall be entitled to an additional three (3) month period in which to complete the Study in the event the conclusion of the Study is delayed by circumstances beyond its control.

(b)       After the Effective Date, the Parties will arrange for the transfer of the IND related to the Product from Licensor to Licensee.

4.3       Information Sharing.

(a)       During the period of the Term in which Licensee is conducting the Study, at least once per Calendar Year Licensee shall provide a written update regarding the Study, which shall include, among other things, information related to progress, status and future plans.

(b)       During the time in which the protocol is being designed, Licensee shall periodically provide written updates regarding the progress of such protocol design.

(c)       Upon the reasonable request of Licensor, Licensee shall make itself and its personnel available to discuss the aforementioned updates with Licensor at an in-person meeting or via telephone conference.

4.4       Licensor’s Responsibilities. Licensee acknowledges that Licensor has discontinued all work on Licensed Products. Therefore, Licensor has no obligation to use any efforts to assist Licensee in Licensee’s Development activities relating to any Licensed Product other than Licensor’s specific obligations hereunder and under the technology transfer and transition services agreements referred to below.

4.5       For the purpose of designing, implementing and interpreting the Study in collaboration with Licensor, Licensor shall grant access to Licensor’s Benchmark Data and Licensor Know-How.

(a)       Licensor and Licensee shall enter into a technology transfer agreement setting forth the specific Information to be transferred, how each Party shall treat such Information, and how such Information shall be disposed of upon termination of this Agreement.

(1)       The Parties understand and agree that Licensor has entered into Third Party agreements which currently restrict its ability to transfer all Third Party Know-How.

(2)       After the Effective Date, Licensee will negotiate with Lonza to allow the transfer of Lonza’s Know-How from Licensor to Licensee.

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(3)       After the Effective Date, Licensor shall remain a party to the Morphosys Agreement, and the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Licensee the benefits of use of the Morphosys Agreement. Licensor shall, at the request of and for the account of Licensee, exercise any rights of Licensor arising under the Morphosys Agreement, in each case unless prohibited or not permitted by law or the terms of the Morphosys Agreement.

(4)       Licensor will give all reasonable support to License as it negotiates the licenses contemplated in Section 4.5(a)(2), above.

(b)       Licensor shall, promptly after the Effective Date, transfer and/or provide at reasonable cost, to be negotiated but in any event not to exceed Licensor’s actual cost of such transfer (which shall include, with respect to any services delivered under subsection (iv) below, the standard FTE rates charged by Licensor for such services to internal groups), to Licensee: (i) all Licensor Know-How pertaining to the Compounds that Licensor is permitted to transfer; (ii) the JNJ-42915925 IND/CTA file or equivalent, including requisite CMC module, and all regulatory correspondence pertaining to the Compounds; (iii) any on-hand dedicated reagents, assay protocols, or other research tools relevant to the Compounds; (iv) all necessary technology transfer support and consultancy to reliably set-up the Compounds’ manufacturing processes with a contract manufacturing organization or Licensee’s partner; (v) any and all other Information, documentation, support, assistance and consultancy necessary to successfully transition and/or transfer the Compounds to Licensee and/or Licensee’s partners or appointed subcontractors, including such services and support required to achieve regulatory, ethics board and product release approvals for any Products manufactured by Licensor.

4.6       At the conclusion of the Study, and before Licensee grants any Third Party the right to review the results of the Study, Licensor shall have a thirty (30) calendar day time period to review the top line results of such Study prior to any such review by a Third Party.

Article 5
COMMERCIALIZATION OF LICENSED PRODUCTS

5.1       Manufacture of Licensed Product. Licensee shall be responsible for manufacturing and supplying Licensed Products in the Territory by itself or through a Third Party manufacturer for Commercial sale of Licensed Product following receipt of Regulatory Approval on a country-by-country basis in the Territory. Supplies for human Clinical Trials and related program required for Regulatory Approvals in the Territory shall be manufactured in accordance with current cGMP standards.

(a)       Supply of Product for Phase IIa Clinical Trial.

(1)       The Parties shall negotiate an agreement (the “Transition Services Agreement”) that shall relate to the following terms and conditions:

(A)	the transfer of Licensor’s entire existing inventory, at Licensor’s expense and at no cost to Licensee, of finished Compound and placebo for clinical testing, with Licensor making appropriate representations and warranties as to cGMP compliance, in at least sufficient quantity for the completion of the Study. If there is not sufficient inventory of finished Compound or placebo to complete the study, the Parties will negotiate in good faith the production of additional supplies to meet the study requirements.

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(B)	the CMC and quality support and documentation necessary to label, package, release and ship the existing inventory cGMP finished drug Product and matching placebo vials to clinical trial sites and/or a corresponding storage and distribution subcontractor of Licensee’s choice.

(C)	Licensor will continue to conduct stability testing of Product. The Parties will equally share the costs of such testing. An estimate of such costs is stated in APPENDIX 4: STABILITY TESTING ESTIMATED COSTS. The Parties agree, though, that the actual costs may be different from those stated. Further, should Licensee fail to close on its current financing round by the date that is one (1) month from the Effective Date, Licensor may, at its option, cease all further stability testing. In no event shall Licensee be required to make any payment with respect to stability testing until one (1) month after the Effective Date; however, Licensee will then make payment for an equal share of all stability testing that occurs during the period of time between the Effective Date and the date of such payment.

(D)	Licensee will be responsible for the manufacture of clinical supplies for future clinical trials beyond the Study.

(E)	Licensee shall be responsible for the manufacture of Commercial supplies.

5.2       Commercial Responsibilities. Licensee agrees to use commercially reasonable efforts to Commercialize Licensed Products and to cause the commercial launch of Licensed Products in the Major Market Countries within six (6) months of Regulatory Approval in such Major Market Countries. In making any determination regarding such commercially reasonable efforts, the Parties shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment.

5.3       Licensee’s Marketing Obligations For Licensed Products. All business decisions, including, without limitation, the design, sale, price and promotion of Licensed Products under this Agreement and the decisions whether to market any particular Licensed Product shall be within the sole discretion of Licensee. Any marketing of a Licensed Product in one market or country shall not obligate Licensee to market such Licensed Product in any other market or country, recognizing that the foregoing does not relieve Licensee’s obligation to launch under Section 5.2.

5.4       Trademarks. Licensee shall select its own trademarks under which it will market the Licensed Products, and no right or license is granted to Licensor hereunder with respect to such trademarks.

Article 6
FINANCIALS AND REPORTING

6.1       Licensed Product Milestone Payments. The following milestones shall become due and payable by Licensee to Licensor when the lead candidate for a Licensed Product hereunder first achieves each of the following Development milestones:

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(a)                 For a 1st Indication:

(1) First dosing of the fifth patient in a pivotal Phase III Clinical Trial for a Licensed Product	$	[*****]
(2) First FDA Regulatory Approval of a Licensed Product in the US for any Indication	$	[*****]
(3) First MAA Regulatory Approval of a Licensed Product for any Indication	$	[*****]
(4) First Regulatory Approval of a Licensed Product in Japan for any Indication	$	[*****]

(b)       For a 2nd Indication:

(1) First FDA Regulatory Approval of a Licensed Product in the US for the 2nd Indication	$	[*****]
(2) First MAA Regulatory Approval of a Licensed Product for the 2nd Indication	$	[*****]
(3) First Regulatory Approval of a Licensed Product in Japan for the 2nd Indication	$	[*****]

(c)       For the avoidance of doubt, if FDA regulatory approval is achieved based on Phase II Clinical Trial results, milestones payments under both Sections 6.1(a)(1) and 6.1(a)(2) will be payable.

6.2       Commercial Milestone Payments. In addition to any other payments stated in this Article 6, Licensee shall make the following Commercial milestone payments to Licensor:

(a) First Calendar Year in which annual worldwide Net Sales of all Licensed Products exceed $[*****]	$	[*****]
(b) First Calendar Year in which annual worldwide Net Sales of all Licensed Products exceed $[*****]	$	[*****]
(c) First Calendar Year in which annual worldwide Net Sales of all Licensed Products exceed $[*****]	$	[*****]

(d)       Milestone Payments are payable only once upon the initial achievement of the associated Milestone Event. Licensee shall promptly provide Janssen with written notice upon the achievement of each of the Milestone Events and will pay each associated Milestone Payment within sixty (60) days after achievement of the Milestone Event in the case of Milestone Events in Section 6.1 and within sixty (60) days of the end of the Calendar Year in the case of Milestone Events in Section 6.2. If more than one Milestone Event occurs in the same Calendar Year, then Licensee will need to pay the milestone amount for each of the milestone events in such Calendar Year. For example, if in a Calendar Year the Net Sales have increased from $[*****] to $[*****] then Licensee would make a milestone payment to Janssen of $[*****]. If Licensor believes any milestone payment is due in spite of not having received notice from Licensee, it will so notify Licensee and provide to Licensee the data and information supporting its belief. Licensee will have 30 days after receipt of the data and information from Janssen to address Janssen’s notification. If upon receipt of Licensee’s answer to Licensor’s notification, Licensor still believes such milestone payment is due it may use the procedure set forth in section 12.1 to resolve the issue.

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6.3       Royalty Rate for Licensed Products Developed and Commercialized by Licensee. Royalties Payable. Licensee will pay Licensor royalties on aggregate Net Sales by Licensee or its Related Parties (including sublicensees) of all Products in each Calendar Year at a rate of [*****] of Net Sales in such Calendar Year. The period in which royalties are payable for Licensed Product sales in a given country ends upon the later to occur of (i) ten (10) years from the initial First Commercial Sale of a Licensed Product in the country or (ii) expiration of the last-to-expire Valid Claim within the Licensor Patent Rights that is issued in such country of sale and, but for the licenses granted herein, would be infringed by such sale of such Licensed Product.

(a)       All royalties are subject to the following conditions:

(1)       Only one royalty will be due with respect to the same unit of a Product. No multiple royalty will be payable based on being covered by more than one Valid Claim;

(2)       No royalties will be due upon the sale or other transfer among Licensee or its Related Parties; and

(3)       No royalties will be due on the disposition of a Product by Licensee or its Related Parties in reasonable quantities provided as samples (promotional or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

6.4       Third Party Know-How and Third Party Licenses. Licensee acknowledges and agrees that Licensor, in order to conduct the research and development on the Compound, has entered into the Third Party Licenses which have given access to Third Party Know-How.

(a)       With regard to the Lonza License, Licensee acknowledges that it must obtain its own Third Party License to the Third Party Know-How owned by Lonza. Such Third Party Know-How owned by Lonza includes the cell line used to produce the Compound.

(b)       With regard to the Morphosys License, Licensor has the right to grant and agrees to grant to Licensee a sublicense to the Morphosys License to the same extent enjoyed by Licensor, to the extent such rights are able to be sublicensed under the terms of the Morphosys License.

(1)       Licensee shall be responsible for any payments due under Sections 5.3, 5.4, 5.5, and 5.7 of the Morphosys License to the extent any such payment becomes due as a result of the activities of Licensee, its Affiliates or any of its Sublicensees in connection with the rights granted hereunder.

(2)       Licensor shall be responsible for all payments due under the Morphosys License that are not specifically allocated to Licensee in Section 6.4(b)(1) of this Agreement, including without limitation any royalties.

(3)       Any payments due to Morphosys from Licensee’s activities under Section 6.4(b), above, shall be paid by Licensee to Licensor for final payment to Morphosys. Such payment shall be converted by Licensee into Euros under the exchange rate published by Bloomberg on the date such payment is due. Royalty payments shall be made to Licensor in Euros quarterly within 30 days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report summarizing the total Net Sales for each Licensed Product during the relevant three-month period and the calculation of royalties, if any, due thereon pursuant to this Section 6.4(b)

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6.5       Currency Restrictions. Except as herein provided in this Article 6, all royalties shall be paid in Dollars. If, at any time, legal restrictions prevent the prompt remittance of part of or all of the royalties with respect to any country where Licensed Products are sold, Licensee shall have the right and option to make such payments by depositing the amount thereof in local currency to Licensor’s accounts in a bank or depository in such country.

6.6       Royalty Period. The royalty payments set forth in Section 6.3, above, shall be payable for each Licensed Product on a product-by-product and country-by-country basis from the date of First Commercial Sale of such Licensed Product in such country until the later of: (a) ten (10) years from the date of First Commercial Sale of a Licensed Product in such country; or (b) until the last to expire of any Valid Patent Claim of a Licensor Patent covering the making, using, selling, offering for sale of the Licensed Product. Once Licensee has paid Licensor for the full term of the periods of time set forth in (a) and (b) above for a Licensed Product on a country-by-country basis, it shall have a perpetual, paid up, no fee, royalty-free license pursuant to Section 3.1 under Licensor Know-How for any Licensed Product in such country notwithstanding any changes, improvements, or modifications to Licensed Products that are incorporated into such products after the First Commercial Sale in a relevant country.

6.7       Additional Sublicensing Compensation. In the event that Licensee grants a sublicense under Section 3.1(c) either (a) prior to the first dosing of the fifth (5th) patient in a pivotal Phase 2b trial, or (b) prior to the first dosing of the fifth (5th) patient in a pivotal Phase 3 trial then, in addition to the Milestone Payments and Royalties due under Sections 6.1, 6.1(c), and 6.3, Licensee shall also pay Licensor either [*****] percent ([*****]%) (in the case of part (a), above), or [*****] percent ([*****]%) (in the case of part (b), above), respectively, of all compensation received by Licensee from the Sublicensee that is in excess of the foregoing Milestone Payments and Royalties, provided that such obligation shall not apply to any amounts received as support for future research and development activities, as a loan, for the purchase of an equity interest in Licensee, as reimbursement for patent costs, as earned royalties on sales, or as consideration for the grant of rights to intellectual property and/or materials that are not claimed by the Licensor Patent Rights.

6.8       Mode of Payment. All payments to be made by Licensee to Licensor under this agreement shall be made in US Dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the United States or elsewhere as may be designated in writing by Licensor from time to time.

6.9       Quarterly Royalty Reports. Licensee shall promptly provide Licensor with written notice upon the achievement of each of the Milestone Events listed in Sections 5.1 and 5.2. During the term of this agreement following the First Commercial Sale of a Product in any country, Licensee shall furnish to Licensor a quarterly written report, as of the end of each Calendar Quarter, showing (i) the Net Sales of each Product in each country in the world during the reporting period; (ii) the royalties payable under this agreement on account of those Net Sales and the basis for calculating those royalties; and (iii) the exchange rates and other methodology used in converting into U.S. Dollars, from the currencies in which sales were made, any payments due which are based on Net Sales. Licensee will provide such reports to Licensor no later than the thirtieth (30th) day following the last day of each Calendar Quarter. Royalties shown to have accrued by each royalty report are due and payable to Licensor on the thirtieth (30th) day following the end of such Calendar Quarter. Licensee will keep complete and accurate records in sufficient detail to enable the royalties payable to be determined and the information provided to be verified by Licensor’s accounting firm pursuant to Section 6.10.

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6.10       Audit. Financial Records under this Agreement shall be open during reasonable business hours for a period of two (2) years from creation of individual records for examination. Upon the written request of Licensor but not more often than once each year, at Licensor’s expense, Licensee shall permit an independent public accounting firm of national prominence selected by Licensor and acceptable to Licensee to have access during normal business hours to those records of Licensee as may be reasonably necessary for the sole purpose of verifying the accuracy of the Net Sales report and royalty calculation conducted by Licensee pursuant to this Agreement.

(a)       Licensee shall include in each sublicense or Commercialization agreement entered into by it pursuant to this Agreement, a provision requiring, among others, the Sublicensee or Commercialization partner to keep and maintain adequate Financial Records pursuant to such sublicense or Commercialization agreement and to grant access to such records by the aforementioned independent public accountant for the reasons specified in this Agreement.

(b)       The report prepared by such independent public accounting firm, a copy of which shall be sent or otherwise provided to Licensee by such independent public accountant at the same time as it is sent or otherwise provided to Licensor, shall contain the conclusions of such independent public accountant regarding the audit and will specify that the amounts paid to Licensor pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment.

(c)       If such independent public accounting firm’s report shows any underpayment, Licensee shall remit or shall cause its Sublicensees or Commercialization partners to remit to Licensor within 30 days after Licensee’s receipt of such report, (i) the amount of such underpayment and (ii) if such underpayment exceeds five percent (5%) of the total amount owed for the Calendar Year then being audited, the reasonable and necessary fees and expenses of such independent public accountant performing the audit, subject to reasonable substantiation thereof. If such independent public accounting firm’s report shows any overpayment, Licensee shall receive a credit equal to such overpayment against the royalty otherwise payable to Licensor.

6.11       Interest Due. In case of any delay in payment by Licensee to Licensor not resulting from Force Majeure (as described in Section 13.7), interest at the annual rate of one-twelfth (1/12) of the Prime Rate (as reported by JP Morgan Chase & Co.) plus one percent (1%) assessed from the thirty-first (31st) day after the due date of the payment shall be due from Licensee.

6.12       Tax Withholding.

(a)       Licensee will make all payments to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

(b)       Any tax required to be withheld on amounts payable under this Agreement will be paid by Licensee on behalf of Licensor to the appropriate governmental authority, and Licensee will furnish Licensor with proof of payment of such tax.

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(c)       Licensee and Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Licensee to secure a reduction in the rate of applicable withholding taxes. On the date of execution of this Agreement, Licensor will deliver to Licensee an accurate and complete Internal Revenue Service Form W-8BEN-E certifying that Licensor is entitled to the applicable benefits under the Income Tax Treaty between Ireland and the United States.

(d)       If Licensee had a duty to withhold taxes in connection with any payment it made to Licensor under this Agreement but Licensee failed to withhold, and such taxes were assessed against and paid by Licensee, then Licensor will indemnify and hold harmless Licensee from and against such taxes (including interest). If Licensee makes a claim under this Section (d), it will comply with the obligations imposed by Section 6.12(b) as if Licensee had withheld taxes from a payment to Licensor.

Article 7
CONFIDENTIALITY

7.1       Confidentiality Obligations. The Parties agree that, for the term of this Agreement and for five (5) years thereafter, either Party that receives Information (a “Receiving Party”) and other confidential and proprietary information and materials furnished to it by the other Party (a “Disclosing Party”) pursuant to this Agreement or any Information developed during the term of this Agreement (collectively “Confidential Information”), shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) such Confidential Information, except to the extent that it can be established by the Receiving Party that such Confidential Information: (a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure which was other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Third Party; (e) can be shown by written records to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of any of the provisions of this Agreement; or (f) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose.

7.2       Written Assurances and Permitted Uses of Confidential Information.

(a)       Each Party shall inform its employees and consultants who perform work under this Agreement of the obligations of confidentiality specified in Section 7.1, and all such persons shall be bound by obligations of confidentiality substantially similar to those set forth herein.

(b)       The Receiving Party may disclose Confidential Information to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction, provided, however, that in such case the Receiving Party shall give prompt notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

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(c)       To the extent it is reasonably necessary or appropriate to fulfill its obligations and exercise its rights under this Agreement, either Party may disclose Confidential Information to its Affiliates and sublicensees (including potential sublicensees) on a need-to-know basis on condition that such Affiliates and sublicensees agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential under this Agreement, and to any regulatory authorities to the extent reasonably necessary to obtain Regulatory Approval.

(d)       To the extent that disclosure of Licensor Confidential Information is to consultants, contract research organizations, potential clinical trial sites, clinical trial sites, clinical investigators, subcontractors of any of the foregoing and any other necessary Third Parties who are or are anticipated to become directly involved in the design and conduct of a Clinical Trial, the data safety monitoring and advisory board relating to such Clinical Trial, and regulatory agencies such as the FDA, EMA or other health authorities working with the sponsor of such Clinical Trial, Licensee shall use commercially reasonable efforts to obtain a confidentiality period of five (5) years following the expiration or earlier termination of any consultancy agreement, confidential disclosure agreement, clinical trial agreement or any other agreement necessary for the design and conduct of a Clinical Trial and analysis and interpretation of data obtained in such Clinical Trial.

(e)       The existence and the terms and conditions of this Agreement that the Parties have not specifically agreed to disclose pursuant to this Section 7.2 shall be treated by each Party as Confidential Information of the other Party.

7.3       Publication. Each Party shall submit any proposed scientific publication containing Confidential Information of the other Party relating to its Development and/or Commercialization activities relating to Licensed Products at least thirty (30) days in advance of submission of an abstract of a proposed publication, if any, and again at least thirty (30) days in advance of submission of the scientific publication, to allow such other Party to review such planned public disclosure. The reviewing Party will promptly review such publication and make any objections that it may have to the publication of the Confidential Information contained therein. Should the reviewing Party make an objection to the publication of the Confidential Information or require its modification, then the Parties will discuss the merits of publishing and any such modifications; provided, however, that in any case, no publication of Confidential Information of the other Party shall take place under this Section without the other Party’s prior written approval thereof or unless the obligations of confidentiality as to such Confidential Information shall be waived or disclosure of Confidential Information of the other Party is authorized under this Article 7.

7.4       Publication of Clinical Trial Results. In connection with the licenses hereunder, Licensor agrees that it will, and it will cause any of its Affiliates to agree to, permit Licensee and its Affiliates to register and publish Development data as required by law or industry best practices, and otherwise comply with all terms therein, notwithstanding the provisions of Sections 7.1 and 7.3.

7.5       Public Announcements. A press release, deemed agreed upon by the Parties, is attached to this Agreement as APPENDIX 2: PRESS RELEASE. Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written consent of the other Party, save only such announcements that are required by law to be made or that are otherwise agreed to by the Parties. Such announcements shall be brief and factual. If a Party decides to make an announcement required by law, it shall give the other Party at least five (5) business days advance notice, where possible, of the text of the announcement so that the other Party shall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in the materials, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party’s legal counsel, such Confidential Information is legally required to be fully disclosed. Notwithstanding the foregoing, this provision shall not apply to any announcements by Licensee that discuss its organization, its status or its business generally that do not include specific references to Licensor, this Agreement, or data relating to the development of any Licensed Product.

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Article 8
PATENTS AND INTELLECTUAL PROPERTY

8.1       Ownership; Inventions. Licensee shall own and retain all rights, title, and interest in and to Inventions and Improvements created by Licensee arising after the Effective Date. Licensor shall have no license, right, or interest whatsoever in or to any and all such Licensee Inventions and Improvements, except as expressly set forth in this Agreement.

8.2       Licensor Patentable Inventions and Know-How.

(a)       Licensor Patent Prosecution.

(1)       Prosecution and Maintenance. During the term of the Agreement, Licensee shall, through outside counsel mutually agreed by the Parties and, at Licensee’s expense, prepare, file, prosecute and maintain Licensor Patents. The outside counsel selected pursuant to this Section 8.2(a)(1) shall, at a minimum, copy Licensor on all correspondence sent to and received from every patent office in every jurisdiction that relates to Licensor Patents. Notwithstanding the foregoing, Licensee shall have the option to abandon the prosecution of individual Licensor Patents upon not less than thirty (30) days’ notice to Licensor, at which point Licensor shall have the right to prepare, file, prosecute and maintain such abandoned Licensor Patent and Licensee shall cooperate with Licensor as reasonably necessary to facilitate a smooth transition of such activities.

(2)       Cooperation. Licensee will, upon request by Licensor, consult with Licensor and keep Licensor informed of all material matters relating to the preparation, filing, prosecution and maintenance of Licensor Patents.

8.3       Infringement Claims by Third Parties.

(a)       Notice. If the manufacture, use or sale of any Licensed Product results in a claim or a threatened claim by a Third Party against a Party hereto for patent infringement or for inducing or contributing to patent infringement (“Infringement Claim”), the Party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

(b)       Defense. Licensee will have the right but not the obligation to defend any suit resulting from an Infringement Claim at its expense. Licensor will cooperate and assist Licensee in any such litigation at Licensee’s expense. Licensor may participate in, but not control, the defense of any such matter with counsel of its choice at its own expense.

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(c)       Settlement. In the event that the manufacture, use or sale of the Licensed Product in a country would infringe a Third Party Patent and a license to such Third Party Patent is available, and Licensee in its sole discretion seeks such a license, the Parties agree:

(1)       Licensee shall be responsible for all costs associated with acquiring such Third Party license; and

(2)       Licensee shall use commercially reasonable efforts to obtain required licenses under the Third Party Patents.

The preceding subsections of this Section shall not be deemed to limit any representations or warranties of Licensor hereunder.

(d)       Notices and BPC&I Act.

(1)       Licensor shall inform Licensee of any certification regarding any Licensor Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide Licensee with a copy of the certification within ten days of receipt.

(2)       Licensor shall inform Licensee if it receives confidential access to an application made by a subsection (k) or other applicant for a Biosimilar or interchangeable application under the US Biologics Price Competition and Innovation Act (“BPC&I Act”). Licensee will select outside counsel separate from counsel engaged in the prosecution of the Licensor Patent Rights to view the confidential information. Licensee will have sole decision-making authority with respect to the determination of which Licensee Patent Rights to submit to a Third Party that files a Biosimilar application as required by the BPC&I Act and will direct the exchange of patents with the subsection (k) applicant. The Parties shall confer regarding which Licensor Patent Rights may be submitted to a Third Party under any BPC&I proceedings. Licensor shall not object to submission of any Licensor Patent Rights having claims to the composition of matter or method of manufacture of a Licensed Product or method of treatment claims using a Licensed Product.

(3)       Licensee shall have the first right, but not the obligation, to bring infringement proceedings in connection with the matters described in the preceding subsections of this Section. If Licensee decides not to bring infringement proceedings against the entity making such a certification, Licensee shall give notice to Licensor of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification.

(4)       Licensor may then, but is not required to, bring suit against the party that filed the certification.

(5)       Any suit shall either be in the name of Licensee or in the name of Licensor, or jointly in the name of Licensee and Licensor, as may be required to effectively institute and maintain such suit.

(6)       For purposes of this Section, the Parties agree to execute the legal papers necessary for the prosecution of any such suit as may be reasonably needed.

(e)       Each Party shall promptly give the other Party notice of (i) any infringement of a Licensor Patent or (ii) any misappropriation or misuse of Licensor Know-How, that may come to a Party’s attention. With respect to infringement of the Licensor Patents or misappropriation the Licensor Know-How that is not covered under subsection (d) of this Section 8.2, Licensee shall have the first right but not the obligation, to initiate and prosecute any such legal action at its own expense and in the name of Licensor and Licensee (or just Licensor or just Licensee if the laws of the jurisdiction so dictate). Licensee shall promptly inform Licensor if it elects not to exercise that right with respect to Licensor Patent Rights and Licensor shall thereafter have the right at its sole cost to initiate and prosecute such action in the name of Licensee and, if necessary, Licensor. Each Party shall have the right to be represented by counsel of its own choice. Irrespective of which Party prosecutes the action, it shall keep the other Party reasonably informed of strategic decisions and shall consider comments furnished by the other Party in good faith.

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8.4       Patent Term Extensions. Licensor hereby authorizes Licensee to (a) provide in any BLA a list of patents which includes Licensor Patents that relate to such Product and such other information as Licensee believes is appropriate; (b) commence suit for infringement of Licensor Patents under § 271(e) (2) of Title 35 of the United States Code; and (c) exercise any rights that may be exercisable by Licensor as patent owner under the Act, including without limitation, applying for an extension of the term of any patent included in Licensor Patents. In the event that applicable law in any country provides for the extension of the term of any patent included among Licensor Patents, such as under the Act, the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country, Licensor shall apply for and use its reasonable efforts to obtain such an extension or, should the law require Licensee to so apply, Licensor hereby gives permission to Licensee to do so. Licensee and Licensor agree to cooperate with one another in obtaining such extension. Licensor agrees to cooperate with Licensee or its Sublicensee, as applicable, in the exercise of the authorization granted herein and shall execute such documents and take such additional action as Licensee may reasonably request in connection therewith, including, if necessary, permitting itself to be joined as a Party in any suit for infringement brought by Licensee hereunder.

8.5       Validity of Licensed Patents. In the event that a declaratory judgment action alleging invalidity of any of the Licensor Patents is brought against either Party, Licensee shall have the right, but not the obligation, to assume the sole defense of the action at its own expense. Licensee shall keep Licensor informed of the progress of any such declaratory judgment action that it defends and will consider comments furnished by Licensor in good faith. If Licensee elects not to assume such defense, Licensor may assume sole defense at its own expense.

Article 9
INDEMNIFICATION

9.1       Indemnification.

(a)       Licensor agrees to indemnify, defend and hold Licensee and its Affiliates harmless against any action, claims, damages, injuries, losses, costs and expenses (including reasonable attorney’s fees and disbursements) arising from or alleged or claimed to arise from personal injury, death or property sustained by any person resulting from any intentionally wrongful act or omission or sole negligence arising after the Effective Date of Licensor or its employees or agents for any material breach by Licensor of its obligations under this Agreement.

(b)       Licensee shall indemnify, defend and hold Licensor, and their agents, employees and directors (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, claim, loss, cost or expense, including reasonable attorneys’ fees, including any claim of patent infringement (“Losses”), resulting directly from the manufacture, use, handling, storage, sale or other disposition of Licensed Products by Licensee or its Sublicensees, distributors and agents, except to the extent such Losses result from the gross negligence or willful misconduct of the Licensor Indemnitees.

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(c)       Licensee agrees to indemnify, defend and hold Licensor and its Affiliates harmless against any action, claims, damages, injuries, losses, costs and expenses (including reasonable attorney’s fees and disbursements) arising from or alleged or claimed to arise from personal injury, death or property sustained by any person resulting from any intentionally wrongful act or omission or sole negligence of Licensee or its employees or agents or any material breach by Licensee of its obligations under this Agreement.

9.2       Indemnification Procedure. Upon the assertion of any such claim or suit, the Licensor shall promptly notify Licensee thereof and shall permit Licensee to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of Licensee) in the defense of the claim. The Licensor Indemnities shall not settle any such claim or suit without the prior written consent of Licensee, unless they shall have first waived their rights to indemnification hereunder.

9.3       Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnified Party; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article 9, such Indemnified Party recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to the Indemnifying Party.

9.4       Insurance. Licensee and Licensor shall use all commercially reasonable efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder. Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree, based upon standards prevailing in the industry at the time. Licensee may satisfy its obligations under this Section 9.4 through self-insurance to the same extent.

Article 10
TERM AND TERMINATION

10.1       Term. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of Licensee’s obligation to pay royalties for all Licensed Products, unless earlier terminated as provided in this Article 10.

10.2       Termination of this Agreement by Licensee for any Reason. Licensee may terminate this Agreement for any reason upon ninety (90) days advance written notice to Licensor. In such case, Licensee shall pay to Licensor: (i) any outstanding fees and expenses due to Licensor for any services rendered up to the date of termination; (ii) all reasonable direct costs incurred by Licensor to complete activities associated with such termination and closing of the Development; and any reasonable additional direct costs incurred by Licensor in connection with the Development that are required to fulfill applicable regulatory and contractual requirements. Licensor will provide documentary support for any such payment obligations in reasonably sufficient detail to permit Licensee to verify the amount of such payment obligations and will use its commercially reasonable efforts to minimize the amount of any such obligations.

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10.3       Termination for Breach. The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such notice, or if by its nature such default could not be cured within sixty (60) days, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement. Licensee’s failure to maintain a Licensed Product in Active Development or failure to use commercially reasonable efforts to Develop or Commercialize the Licensed Product pursuant to Section 5.2, shall constitute a material breach for which Licensor’s sole remedy shall be termination of this Agreement under this Section 10.3. Provided, however, that in the event of a good faith dispute with respect to the existence of a material breach or cure thereof, the sixty (60) day cure period shall be tolled until such time as the dispute is resolved pursuant to Article 12 herein and any cure required by such resolution has not been timely completed.

10.4       Termination for Bankruptcy. Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within ninety (90) days after filing or (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors.

10.5       Effect of Termination. In the event of termination by Licensee under Section 10.2 or by Licensor under Section 10.3 or 10.4: (i) all rights licensed herein shall revert to Licensor; (ii) Licensee shall, at its own expense, promptly provide Licensor with all data and results pertaining to Licensed Products; (iii) Licensee will, at its own expense, promptly assign or transfer to Licensor all filings with regulatory authorities concerning Licensed Products, including, without limitation, Regulatory Approval Applications upon receipt of payment from Licensor equal to the costs incurred for such filings on country-by-country basis; (iv) Licensee shall provide Licensor with its requirements (to the extent of quantities on hand or as to which Licensee has the right to acquire)of Licensed Product, at actual cost, for a period of time, not to exceed six (6) months, reasonably sufficient for Licensor to find an acceptable (at Licensor’s sole discretion) alternative source of both clinical and Commercial supply of Licensed Product and (v) Licensee shall grant Licensor a worldwide, royalty bearing license under Licensee Patents and Licensee Know-How that are reasonably necessary for the Development, manufacture and Commercialization of Licensed Products. The royalty rate shall be [*****] percent ([*****]%) of Net Sales of Licensed Products sold by Licensor, its Affiliates, licensees, or sublicensees on a Product-by-Product basis, and a country-by-country basis until the later of ten (10) years from the Date of First Sale or the last to expire of any Licensee Patent, which covers the manufacture, use, or sale of such Licensed Product.

10.6       No Waiver. The right of a Party to terminate this Agreement, as provided in this Article 10, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

10.7       Consequences of Termination. Except as otherwise provided herein, upon termination of this Agreement, all remaining records and materials in its possession or control containing the other Party’s Confidential Information and to which the former Party does not retain rights hereunder, shall promptly be returned. Notwithstanding the foregoing, one copy of such records may be retained by legal counsel for the former Party.

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10.8       Results of Termination by Licensee for Cause. In the event of termination of this Agreement by Licensee pursuant to Section 10.3 or 10.4, Sections 8.3 through 8.5 shall survive termination.

10.9       Failure to Obtain Qualified Financing. Should Provention not obtain Qualified Financing, as provided for in Section 2.1 within 7 days of the Effective Date, this Agreement shall automatically terminate and, other than the confidentiality obligations set forth in Article VII, which shall survive termination, neither Party shall have any further obligation hereunder.

10.10       Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Sections 3.1 (except in the case of termination by Licensor under Section 10.3 (or 10.4), Article 7, Article 9, Article 12, and Article 13 shall survive any termination of this Agreement.

10.11       Termination Not Sole Remedy. Except as set forth in Section 10.3, termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

Article 11
REPRESENTATIONS AND WARRANTIES

11.1       Authority. Each Party represents and warrants that as of the Effective Date, it has the full right, power and authority to enter into this Agreement and that this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

11.2       No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.3       No Existing Third Party Rights. Each Party represents and warrants that it has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field which would conflict with the rights granted to the other Party hereunder.

11.4       Patents and Know-How Warranties. To the best of its knowledge, as of the Effective Date, each Party represents and warrants that (i) any Patent, know-how or other intellectual property right owned or controlled by such Party is not currently being infringed by any Third Party and (ii) the practice of such rights does not infringe any property right of any Third Party.

11.5       Control of Know-How. Licensor and Licensee each represent and warrant that it owns or Controls all of the rights, title and interest in and to the Licensor Know-How and the Licensee Know-How, respectively.

11.6       Disclaimer of Warranties. EXCEPT AS SET FORTH ABOVE, Licensor MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PRODUCTS LICENSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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11.7       Continuing Representations. The representations and warranties of each Party contained in this Article 11 shall survive the execution and delivery of this Agreement and shall remain true and correct at all times during the Term with the same effect as if made on and as of such later date.

11.8       In-Licensed Contracts.

(a)       Licensor has made available to Licensee a true, accurate and complete copy of the Morphosys Agreement.

(b)       Each of the Third Party Licenses is a valid, binding and enforceable obligation of each party thereto, and is in full force and effect, and will continue to be so enforceable and in full force and effect following the Effective Date. Licensor has exercised all options under each of the Third Party Licenses that are necessary or useful in connection with the rights granted to Licensee under this Agreement.

(c)       Neither Licensor nor any of its Affiliates or, to the best of Licensor’s knowledge, any other party to the Third Party Licenses is in material breach or material violation of, or material default under, or has repudiated any material provision of the License Agreements, and Licensor has not received notice from Morphosys or Lonza that such Third Party intends to terminate any Third Party License.

Article 12
DISPUTE RESOLUTION

12.1       Resolution of Disputes. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this agreement or the breach thereof. If the Parties initially are unable to resolve a dispute despite using reasonable efforts to do so, either Party may, by written notice to the other, have the dispute referred to their respective senior management designated below or their respective successors, for attempted resolution by negotiation in good faith. The attempted resolution will take place no later than thirty (30) days following receipt of such notice. The designated management (each designated representative, an “Executive Officer”) are as follows:

For Licensee: Ashleigh Palmer, President & CEO

For Licensor: Sanjay Mistry, Head of External Value Creation, Janssen Research & Development LLC.

(a)       If the Parties are unable to resolve the dispute, controversy or claim within thirty (30) days following the day on which one Party provides written notice of the dispute to the other in accordance with section 12.1, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim will be finally resolved by mediation followed by binding arbitration as set forth below. As used in this section, the term “Excluded Claim” means a dispute, controversy or claim that concerns the validity or infringement of a patent, trademark or copyright.

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12.2       Mediation. The parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration. The CPR Mediation Procedure controls, except where that Procedure conflicts with these provisions, in which case these provisions control. The mediator will be chosen pursuant to the CPR Mediation Procedure. The mediation will be held in New York, New York.

(a)       Either party may initiate mediation by written notice to the other of the existence of a Dispute. The parties will select the mediator within twenty (20) days of the notice and the mediation will begin promptly after the selection. The mediation will continue until the mediator or either party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation. In no event, will mediation continue more than sixty (60) days from the initial notice by a party to initiate meditation unless the parties agree in writing to extend that period.

(b)       Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion is extended until twenty (20) days after the conclusion of the mediation.

12.3        Arbitration. If the parties fail to resolve the Dispute in mediation, and a party desires to pursue resolution of the Dispute, the Dispute will be submitted by either party for resolution in arbitration pursuant to the then current CPR Rules for Non-Administered Arbitration of International Disputes (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. CPR is designated as the Neutral Organization for all purposes. The arbitration will be conducted in English and held in New York, New York. All aspects of the arbitration will be treated as confidential.

(a)       The arbitrators will be chosen from the CPR Panels of Distinguished Neutrals, unless a candidate not on the CPR Panel is approved by both parties. Each arbitrator must be a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the parties will so inform CPR prior to the beginning of the selection process.

(b)       The arbitration tribunal will consist of three arbitrators, chosen in accordance with Rules 5.3 and 6 of the CPR Rules. If, however, the aggregate award sought by the parties is less than $5 million and equitable relief is not sought, a single arbitrator will be chosen in accordance with Rules 5.3 and 6 of the CPR Rules.

(c)       Candidates for the arbitrator position(s) may be interviewed by representatives of the parties in advance of their selection, provided that all parties are represented.

(d)       The parties will select the arbitrator(s) within forty-five (45) days of initiation of the arbitration. The hearing will be concluded within nine (9) months after selection of the arbitrator(s) and the award will be rendered within sixty (60) days of the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearing. In the event the parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

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(e)       The arbitrator(s) will be guided, but not bound, by the IBA Rules on the Taking of Evidence in International Commercial Arbitration (www.ibanet.org).

(f)       The hearing will be concluded in ten hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing will be made available to either party.

(g)       The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(h)       The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The arbitrator(s) may award the costs and expenses of the arbitration as provided in the CPR Rules, but each bears its own attorney fees

(i)       The award may be entered and enforced in any court of competent jurisdiction. If a court is called upon to enforce an award in a court proceeding, the parties consent to the court’s requiring the party resisting enforcement to pay the reasonable attorneys fees and costs incurred in that proceeding by the party seeking enforcement.

(j)       Any party may seek emergency, interim, or provisional relief prior to the appointment of the arbitrator(s) from any court of competent jurisdiction, without waiver of the agreements to mediate and arbitrate. After appointment of the arbitrator(s), any request for emergency, interim, or provisional relief shall either be addressed to the arbitrator(s), which shall have the power to enter an interim award granting relief using the standards provided by applicable law, or to a court, but only with the permission of the arbitrator(s). Any interim award of the arbitrator(s) may be enforced in any court of competent jurisdiction.

(k)       EACH PARTY WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

Article 13
MISCELLANEOUS PROVISIONS

13.1       Entire Agreement. This Agreement and each of the Appendices hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and cancels and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.

13.2       Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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13.3       Binding Effect. This Agreement and the rights granted herein shall be binding upon, and shall inure to the benefit of, Licensor, Licensee and their respective lawful successors and permitted assigns.

13.4       Assignment. Neither Party shall assign this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld) except that a Party may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.5       No Implied Licenses. No rights to any other patents, know-how or technical information, or other intellectual property rights, other than as explicitly identified herein, are granted or deemed granted by this Agreement. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of this Agreement.

13.6       No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

13.7       Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of force majeure such as acts of God, acts of governments, terrorism, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement. The Party which is affected by any force majeure shall contact the other Party for discussion of possible emergency measures.

13.8       Independent Contractors. Both Parties are independent contractors and not agents or employees of the other Party under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Licensor or Licensee as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party except as may be explicitly provided for herein or authorized in writing.

13.9       Notices and Deliveries. Any notices, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, by email, or delivery by registered letter (or its equivalent) or delivery by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

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If to Licensee:

Provention Bio, Inc.

110 Old Driftway Lane

Lebanon, NJ 0883

Attn: Ashleigh Palmer, President & CEO

Email: apalmer@celimmune.com

with a copy to:

Lowenstein Sandler LLP

65 Livingston Ave.

Roseland, NJ 07068

Attn: Michael J. Lerner, Esq.

Email: mlerner@lowenstein.com

If to Licensor:

Janssen Research & Development, LLC

1400 McKean Road

Spring House, PA 19477

Attn: Head, External Value Creation

Email: smistry2@its.jnj.com

with a copy to:

Chief Intellectual Property Counsel

Johnson & Johnson

1 Johnson & Johnson Plaza

New Brunswick, NJ 08933

Email: jnjuspatent@corus.jnj.com

13.10       Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

13.11       Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

13.12       Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to its choice of laws or conflicts of laws provisions.

13.13       Advice of Counsel. Licensee and Licensor have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

13.14       Counterparts. This Agreement may be executed in two or more counterparts, or facsimile versions, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.

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13.15       Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

13.16       Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title ll, U.S. Code (the “Bankruptcy Code”), licenses of right to “Intellectual Property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections they would have in the case of a licensor bankruptcy under the Bankruptcy Code. Each Party agrees during the term of this Agreement to create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed to the other Party.

13.17       Compliance with Laws. The Parties shall comply with all applicable laws, rules, regulations and orders of the United States and applicable European countries and supra-governmental organizations and all jurisdictions and any agency or court thereof in connection with this Agreement and the transactions contemplated thereby.

Article 14
HSR Filing

14.1       HSR Filing. The Parties shall cooperate fully and comply with the HSR Act to file with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any required notification and report form with respect to the transactions contemplated hereby. The Parties shall cooperate with one another to the extent necessary in the preparation of any HSR Filing required to be filed under the HSR Act. Each Party shall be responsible for its own costs, expenses, and filing fees associated with any filing under the HSR Act. In the event such a filing is required, any payments related to the license grant under Article 2 made to Licensor shall be held in escrow until after the HSR Clearance Date.

14.2       HSR-Related Definitions. As used in Section 14.1, the following terms have the following meanings:

(a)        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

(b)       “HSR Clearance Date” means the earlier of (i) the date on which the FTC shall notify Licensee and Licensor of early termination of the applicable waiting period under the HSR Act or (ii) the day after the date on which the applicable waiting period under the HSR Act expires.

(c)       “HSR Filing” means filings by Licensor and Licensee with the FTC and the Antitrust Division of the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

14.3       HSR Denial. The licenses granted pursuant to Article 2 shall not be effective until the HSR Clearance Date, if applicable, otherwise the licenses shall be effective as of the Effective Date. In the event that either (a) the FTC and/or the DOJ shall seek a preliminary injunction under the HSR Act against Licensee and Licensor to enjoin the transactions contemplated by this Agreement or (b) the HSR Clearance Date (as defined in Section 14.2) shall not have occurred on or prior to December 31, 2017 this Agreement shall terminate and all payments made to Licensor and held in escrow pursuant to Section 14.1 shall be returned to Licensee.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the last date of execution by the parties hereto. The Agreement(s) may be executed in two (2) or more counterparts, each of which shall be an original, and all such counterparts together shall constitute the entire Agreement. Electronically signed and/or electronically transmitted signatures shall have the full force and effect of an original signature.

JANSSEN SCIENCES IRELAND UC

By:	/s/ Dave Geelan
Name:	Dave Geelan
Title:	Director

Date: 4/19/2017

PROVENTION BIO, INC.

By:	/s/ Ashleigh Palmer
Name:	Ashleigh Palmer
Title:	President & CEO

Date: 4/25/2017

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OVERVIEW OF APPENDICES

APPENDIX 1: LICENSOR PATENTS

APPENDIX 2: PRESS RELEASE

APPENDIX 3: STUDY

APPENDIX 4: STABILITY TESTING ESTIMATED COSTS

APPENDIX 5: MORPHOSYS LICENSE

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APPENDIX 1: LICENSOR PATENTS

Internal Reference	Country	Status	Fi ling date	Publication date	Publication number	Grant date	Grant number

[****]

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APPENDIX 2: PRESS RELEASE

The Parties will mutually agree on the language of any press release.

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APPENDIX 3: STUDY

Clinical Plans for JNJ-42915925 (anti-TLR-3 mAb) in UC

V4 - September 23rd, 2016

Study Design for a Rapid Go/No-Go Phase 1B POM(POC) study of JNJ-42915925 in Ulcerative Colitis

○	Design, patient population, duration

○	Moderate to severe Ulcerative Colitis.
■ Central read of endoscopic component of Mayo >=2, and total Mayo score >=6
○	No HTLV-1 exclusion
○	Double blind, randomized, placebo controlled, parallel group
■ Formulation: IV
○	One active arm vs placebo
○	2:1 randomization
■ Consider Placebo offered open label drug for 12 weeks after study end
○	12 weeks dosing, followed by 12 weeks of follow up
○	9-12 months enrolment at 8-10 active sites US-Canada-EU (Robarts network + a few additional sites)
○ Enrollment assumption 0.3/site/month

○	Sample size:
	○	24 patients, replace drop-outs
	○	16 active, 8 placebo

○	Dose:
	○	Maximum dose contemplated for planning purposes is 600 mg (10 mg/kg for 60 kg body weight subject)
	○	Up to 6 doses in 3 months of dosing (loading doses Week 0, 1, 2 then weeks 4, 8, 12)

●	Endpoints:
	○	Safety
		■	Proposed as primary endpoint since it’s a small Phase 1B/2A POM study

○	POM
■	Endoscopy and Biopsy Weeks 0 and 8:
●	Endoscopy: Response, remission (UCEIS or equivalent) [Central read/Robarts/Bioclinica]
○	Assessments to be done by standard (location of worse inflammation) as well as segmental methods (rectum, sigmoid, descending colon or appropriate distribution)
●	Biopsy for:
○	Mucosal mRNA signature (GS-MISS): reduction in disease signature, compare to Janssen’s anti-TNF and other benchmarks

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○	Mucosal Histology: reduction in mucosal damage
■	Geboes Score (continuous, and dichotomous measure of histologic remission <2). Possibly, Robarts Histologic Index (RHI).

●	Consideration for biopsy sub-study at week 4 (early onset, benchmark with JAK and others)
■	CRP: Reduction in serum CRP
■	Stool lactoferrin, calprotectin: reduction in LF, CP (stool stored for potential future microbiome analysis)
■	Blood ex vivo PD assay (poly(I:C)
○	POC: (not powered)
■	Mayo Score: Response, Remission
■	Novel UC PRO

●	Safety:
○	Throughout, until week 24
○	Anti-viral immunity and viral infection/reactivation monitoring TBD

●	Go/No-Go to Phase 2B:
○	Composite of imaging, clinical endpoints and biomarkers, criteria to be determined

●	Drug needs:
○	Maximum administered drug is 24x600x6=86.4 grams. With 20% overage, ~104 grams should cover the needs
○	At 50 mg/vial, it will be approximately 2,000 vials
○	Inventory is ~5000 vials into quarantine storage, stability program on hiatus since 2015. Expiration was 3Q17 with possibility of extension depending on stability data after program resumes

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APPENDIX 4: STABILITY TESTING ESTIMATED COSTS

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APPENDIX 5: MORPHOSYS LICENSE

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